Exhibit 99.1

Jaguar Health Subsidiary Napo Pharmaceuticals Signs Agreement with Pharmacy Services Provider “Transition Patient Services” to Establish Nationwide Pilot “Mytesi Direct” Program

San Francisco, CA (March 2, 2018): Jaguar Health, Inc. (NASDAQ: JAGX) (Jaguar or the Company), a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced today that Napo Pharmaceuticals, Inc. (Napo), Jaguar’s wholly-owned human health subsidiary, has signed an agreement (the Agreement) with pharmacy services provider Transition Patient Services to help streamline and expand nationwide patient access to Mytesi® (crofelemer), Napo’s FDA-approved, first-in-class anti-secretory human prescription drug.

Headquartered in Trevose, Pennsylvania, Transition Patient Services (TPS) is a direct-to-patient hub-sevice pharmacy licensed in all 50 states and dedicated to simplifying medication access, increasing patient engagement, reducing prescription abandonment, and enhancing patient outcomes through confirmed medication acquisition and improved adherence.

Under the terms of the Agreement, TPS will operate a nationwide pilot program for Mytesi®, expected to begin this March. The core benefits of the program, named Mytesi Direct™, include streamlining prescription fulfillment for Mytesi® in order to ensure that Mytesi® users receive their prescription quickly, coordinating with other Napo programs—such as the Mytesi® Copay Savings Card and the NapoCares™ Patient Assistance Program—to help ensure that patient out-of-pocket expenses for Mytesi® are as low as possible, and improving Mytesi® refill adherence through the transmission of renewal reminders to patients.

Providers, pharmacists and their staff are also able to fill out prior authorization requests electronically for Mytesi® to simplify and streamline the prior authoriziation process.

“We’re very pleased to have entered into this Agreement with TPS. We expect the Mytesi Direct™ program to significantly reduce barriers to Mytesi® access, acquisition and adherence in a highly patient-friendly and prescriber-friendly manner—helping us expand the number of patients able to benefit from the novel, first-in-class anti-secretory mechanism of action of Mytesi®, the only antidiarrheal studied in and U.S. FDA-approved for the symptomatic relief of noninfectious diarrhea in adults living with HIV/AIDS on antiretroviral therapy,” Lisa Conte, Jaguar’s President and CEO, stated.

“At Jaguar and Napo, our paramount focus is on driving Mytesi® sales. We remain confident that Mytesi® has the metrics and performance to be a successful, first-in-class entry to gastrointestinal supportive care in the HIV community and the ability to exhibit long-term sales growth, and we currently anticipate that Mytesi® gross sales for the period of January 1, 2017 through March 31, 2018 will total approximately $3.2 million. With the goal of continuing to drive Mytesi® sales and awareness nationwide, our plans for 2018 include new and extensive sales and marketing programs, advertising and promotional activities, a more than 80% expansion in the size of the Mytesi® sales team—which was recently increased to eleven highly-trained sales representatives and a national sales manager, direct-to-patient hub-sevice activities, the expected publication of supplemental data, and an increased focus on patient empowerment and educational programs for the important and neglected comorbidity of diarrhea in people living with HIV.”

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the expectation that the Mytesi Direct™ program will significantly reduce barriers to Mytesi® access, acquisition and adherence, helping expand the number of patients able to benefit from the novel, first-in-class anti-secretory mechanism of action of Mytesi®, the Company’s belief that Mytesi® has the metrics and performance to be a successful, first-in-class entry to gastrointestinal care and the ability to exhibit long-term sales growth, the Company’s expectation that Mytesi® gross sales for the period of January 1, 2017 through March 31, 2018 will total approximately $3.2 million, the expected publication of additional data, and the planned expansion by more than 80% in 2018 in the size of the Mytesi® sales team. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law,

Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:
Peter Hodge
Jaguar Health, Inc.
phodge@jaguar.health

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